Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-60516) pertaining to the Stifel, Nicolaus Profit Sharing 401(k) Plan, of our report dated June 2, 2006, on our audits of the statements of net assets available for benefits of Stifel, Nicolaus Profit Sharing 401(k) as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years ended December 31, 2005 and 2004, which report appears in the December 31, 2005 annual report on Form 11-K of Stifel, Nicolaus Profit Sharing 401(k) Plan.

/S/ BKD, LLP

St. Louis, Missouri
July 12, 2006